AMENDED AND RESTATED FUND ACCOUNTING SERVICE AGREEMENT
                                     BETWEEN
                          MORGAN KEEGAN & COMPANY, INC.
                                       AND
                       REGIONS MORGAN KEEGAN SELECT FUNDS

      This Amended and Restated Fund Accounting Service Agreement is made this 1st day of December, 2007 (the "Agreement"), between Regions Morgan Keegan Select Funds, a Massachusetts business trust (the "Fund"), and Morgan Keegan & Company, Inc. ("Morgan Keegan"), a Tennessee corporation. This Agreement is intended to amend, restate and consolidate the existing Fund Accounting Service Agreements between the parties hereto dated June 1, 2004, December 1, 2004 and December 1, 2005.

      WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") with distinct series of shares of common stock (each a "Portfolio" and collectively the "Portfolios"); and

      WHEREAS, Morgan Keegan is a brokerage firm, and is capable of providing, among other things, record keeping and fund accounting services in accordance with the 1940 Act, and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the current prospectus of the Fund as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"); and

      WHEREAS, the Fund wishes to retain Morgan Keegan to provide fund accounting services for its Portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, and Morgan Keegan wishes to furnish such services;

      NOW, THEREFORE, Morgan Keegan and the Fund in consideration of the mutual agreements contained herein agree as follows:

1. SERVICES. Morgan Keegan agrees to provide all mutual fund accounting services to the Fund on behalf of each Portfolio required to conduct the business of the Fund or otherwise required under the 1940 Act, except such services as are normally performed by the investment adviser, the Fund's independent accountant, and the officers of the Fund. Such services shall include, without limitation, the following:

      A.    Portfolio Accounting Services:
            -----------------------------

            (1) Maintain each Portfolio's records on a trade date basis using security trade information communicated on a timely basis from the Fund's investment adviser.

            (2) Update each Portfolio's records, including share or face positions, with the effect of capital changes and corporate action announcements as known. Obtain information as to these announcements by performing the following:

                  (a) Subscribe to announcement information services that Morgan Keegan deems sufficient to remain current with industry standards. Morgan Keegan will regularly review and update such subscriptions and notify its fund customers of the changes in the information services it is using. Morgan Keegan will subscribe to additional information services that are requested in writing by the Fund, with information from that service used specifically and solely for the Fund's portfolio accounting and with the expense of that service charged directly to the Fund;

                  (b) Receive information regarding such announcements from the Fund's investment adviser.

            (3) For each security identified by the Fund on behalf of each Portfolio for pricing, obtain a price for each valuation date from a pricing source approved by the Fund's Board of Trustees. Apply the price to the security's portfolio position to determine its market value as of valuation day. In the event that a price for a given security identified for pricing is not available from the normal pricing sources for a given valuation date, obtain a price from alternative source or sources identified by the Fund's investment adviser.

            (4) For each security not identified for pricing, determine its market value as of each valuation date using a method identified by the Fund from among the following:

                  (a)    Market value equals book value;

                  (b)    Market value equals face value;

                  (c) Market value equals book value less any amortization balance or plus any accretion balance (amortized cost method);

                  (d) Another method approved by the Fund's Board of Trustees or its Valuation Committee.

            (5) Identify interest and dividend accrual balances as of each valuation date and identify gross earnings on investments for each accounting period. Determine these amounts using:

                  (a) The security characteristics communicated from the Fund's investment adviser at the time of purchase;

                  (b) Corrections to security characteristics subsequently provided in writing by the Fund's investment adviser or subsequently identified by the Fund's custodian as a result of collection activity and approved in writing by the Fund's investment adviser;

                  (c) Published corporate action announcements available to the public;

                  (d) For variable and floating rate notes, rate information from sources identified and approved by the Fund's investment adviser.

            (6) Determine accretion and amortization balances on each valuation date for securities which are purchased at a premium or discount (original issue and secondary market) and which are identified in the Fund's accounting policy established by the Fund as requiring that accounting treatment. Determine these amounts using purchase price and security characteristics communicated from the Fund's investment adviser at the time of purchase or using corrections to the information subsequently provided in writing by the Fund's investment adviser. For those securities identified for this accounting treatment, include the daily amortization or accretion amount as a component of gross earnings on investments.

            (7) For original issue discount (OID) debt instruments to which the Internal Revenue Service OID rules apply, calculate adjusted issue price as of each valuation date. For OID bonds also calculate the ratable position of the original issue discount for the accounting period and include that amount as part of gross income on investments for that period. Coordinate the accounting for original issue discount with the accounting for market premium or discount (Section 5 above) for those OID debit instruments purchased on the secondary market at a price other than OID adjusted issue price. Perform this calculation using the following information communicated from the Fund's investment adviser at the time of purchase.

                  (a) Whether the debt security is one to which the Internal Revenue Service OID rules apply;

                  (b)    the original issue date;

                  (c)    the original issue price;

                  (d)    the redemption value;

                  (e)    the maturity date;

                  (f) payment dates, if on irregular intervals or payment start date and payment cycle, if on regular intervals; and

                  (g)    the original issue yield to maturity.

            (8) Determine gain/loss on security sales and identify them as to short or long term status under the Internal Revenue Code, using the tax lot relief policy elected by the Fund or recognizing sales from lots that may be specifically identified by the Fund's investment adviser at the time trade details are communicated. Account for periodic distributions of gain to shareholders and maintain undistributed gain or loss balances as of each valuation date.

            (9) Provide the portfolio-based reports requested in writing by the Fund or the Fund's investment adviser in a format as agreed to from time to time. Issue requested reports to the recipient and with the frequency identified in the request.

            (10) Compare portfolio information in the Fund accounting system with corresponding information in the Fund's custody records. Report to the Fund any outstanding receivables of each Portfolio aged more than 30 days beyond contractual payment date.

      B.    Expense Accrual and Payment Services:
            ------------------------------------

            (1) For each valuation date, calculate the expense accrual amounts as directed by each Portfolio as to methodology, rate, or dollar amount.

            (2)   Upon  receipt  of  written   authorization   from  the  Fund's
                  Administrator, initiate payment of each Portfolio's expenses by the Fund's custodian.

            (3) Account for each Portfolio's expenditures and maintain expense accrual balances at the level of accounting detail specified by the Fund.

            (4) Provide accounting information to the Fund's Administrator or designated expense control agent from the Fund's accounting records as to actual expense activity versus expense accrual amounts for specified time periods.

            (5) Maintain accounting control over payment checks issued and outstanding.

      C.     Fund Valuation and Financial Reporting Services:
             -----------------------------------------------

            (1) Account for share purchases, sales, exchanges, transfers, dividend reinvestment, and other share activity as reported on a timely basis by the Fund's transfer agent.

            (2) Determine net investment income (earnings) as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

            (3) Maintain a general ledger in the form defined by the Fund and as of each valuation date produce the set of financial statements in the format agreed to from time to time. Issue the statements to the recipients identified in writing by the Fund on behalf of each Portfolio and with the specified frequency.

            (4) For each day the Fund is open as defined in the Fund's prospectus, determine net asset value according to the accounting policies and procedures set forth in the Fund's prospectus.

            (5) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund and Portfolio operation at such time as required by the nature and characteristics of the Fund and each Portfolio. Perform the calculations using the number of shares outstanding reported by the Fund's transfer agent to be applicable at the time of calculation.

            (6) Communicate per share price for each valuation date to newspapers, the Fund's transfer agent, the Fund's investment adviser, and other parties as specified by the Fund's Administrator.

            (7) Prepare a monthly proof package of reports in the format agreed to from time to time which documents the adequacy of accounting detail to support month-end ledger balances and reports. Distribute this package to the recipients identified in writing by the Fund behalf of each Portfolio.

      D.    Tax Accounting Services:
            -----------------------

            (1) Maintain tax accounting records for each Portfolio, for expense activity and for shareholder distribution activity sufficient to support federal and state tax reporting required for IRS-defined regulated investment companies.

            (2)   Maintain tax lot detail for each Portfolio.

            (3) Calculate taxable gain/loss on security sales using the tax lot relief method defined by the Fund and recognizing sales from lots that are specifically identified.

            (4) Calculate and report the taxable components of income and capital gains distributions to the Fund's transfer agent to support tax reporting to the shareholders.

            (5)   Prepare all Federal and State tax returns.

      E.    Compliance Control Services:
            ---------------------------

            (1) Make the Fund's accounting records and the requested portfolio-based reporting identified above available to the investment adviser upon request in a timely fashion so as to support their compliance-monitoring review. Provide the compliance reporting in the format requested by the Fund. Issue the requested reports to the recipients and with the frequency identified in this request.

            (2) Make the Fund's accounting records and the requested portfolio-based and compliance reporting identified above available upon request in a timely fashion, to the Fund's financial accountant, so as to support the Fund's compliance with all applicable regulatory filings including N- 1A filings, N-CSR filings, N-SAR filings and any applicable IRS filings, and preparation of the Fund's financial statements.

            (3) Make the Fund's accounting records identified above available upon request to Securities and Exchange Commission representatives, to the Fund's auditors and to designated Fund agents for their review as to the propriety of the Fund's accounting records and the Fund's operations.

            (4) Maintain at Morgan Keegan's expense, and preserve at the Fund's expense in accordance with the 1940 Act and the rules thereunder, all such accounting records, which shall at all times be the property of the Fund.

      F.    Other Compliance Services:
            -------------------------

            (1) Assist in developing portfolio compliance procedures for each Portfolio, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Portfolio's investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements.

            (2) Provide assistance and guidance to each Portfolio with respect to matters governed by or related to regulatory requirements and developments including monitoring regulatory and legislative developments which may effect the Portfolio, and assisting in strategic planning in response thereto; assisting the Portfolios in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Fund in response to such routine or non-routine regulatory matters.

2. COMPENSATION. Morgan Keegan shall be compensated for providing the above-referenced services for each Portfolio of the Fund in accordance with the Fee Schedule listed on Exhibit B, attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

3. RESPONSIBILITY OF MORGAN KEEGAN & COMPANY, INC. Morgan Keegan shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence or willful misconduct. Morgan Keegan shall be entitled to rely on and may act upon the reasonable advice of the Fund's auditors or of counsel (who may be counsel of the Fund) on all matters, and shall not be liable for any action reasonably taken or omitted pursuant to such advice.

      In addition, Morgan Keegan shall not be liable for any loss of data or any delay in its performance under this Agreement to the extent such loss or delay is due to causes beyond its control, including but not limited to: acts of God, interruption in, loss of or malfunction in power, significant computer hardware or systems software or telephone communication service; acts of civil or military authority; sabotage; war or civil commotion; fire; explosion; or strike beyond delivery of minimum critical services. Morgan Keegan shall use its best efforts to minimize any such loss or delay by all practical means and to replace any lost data promptly. Morgan Keegan agrees not to discriminate against the Fund in favor of any other customer of Morgan Keegan in making computer time and its personnel available to input and process the transactions hereunder when a loss or delay occurs.

4. INDEMNIFICATION. The Fund will indemnify Morgan Keegan against any and all expenses (including reasonable counsel fees and expenses) incurred investigating or defending against claims for losses or liabilities described in
Section 3 not resulting from negligence or willful misconduct in connection with or disregard of its obligations and duties under this Agreement. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that Morgan Keegan was not liable by reason of negligence or willful misconduct in connection with or disregard of its obligations and duties under this Agreement; or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that Morgan Keegan was not liable by reason of negligence or willful misconduct in connection with or disregard of its obligations and duties under this Agreement by (a) the vote of a majority of a quorum of directors of the
Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. Morgan Keegan shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification hereunder in the manner and to the fullest extent permissible under the laws of the Commonwealth of Massachusetts. Morgan Keegan shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) Morgan Keegan shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of the full Board, the members of which majority are disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that Morgan Keegan will ultimately be found to be entitled to indemnification hereunder.

      Morgan Keegan shall indemnify the Fund against any and all losses, damages and expenses, including reasonable attorneys' fees and expenses, incurred by the Fund which result from: (i) Morgan Keegan's failure to comply with the terms of this Agreement; (ii) Morgan Keegan's lack of good faith in performing its obligations hereunder; or (iii) Morgan Keegan's negligence or misconduct or that of its employees, agents or contractors in connection herewith. The Fund shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or willful misconduct on the part of the Fund or its employees, agents or contractors other than Morgan Keegan unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of Morgan Keegan, any affiliated person of Morgan Keegan, or any affiliated person of an affiliated person of Morgan Keegan. Before confessing any claim against it which may be subject to indemnification hereunder, the Fund shall give Morgan Keegan reasonable opportunity to defend against such claim in its own name or in the name of the Fund.

5. AMENDMENTS. Morgan Keegan and the Fund shall regularly consult with each other regarding Morgan Keegan's performance of its obligations hereunder. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the current prospectus of the Fund which would require a change in Morgan Keegan's obligations hereunder shall be subject to Morgan Keegan's approval, which shall not be unreasonably withheld. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6. TERM OF AGREEMENT. The term of this Agreement shall begin on the date first written above and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through December 1, 2009. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; provided such continuance is approved at least annually by vote or written consent of the trustees, including a majority of the trustees who are not interested persons of either party hereto ("Independent Trustees"); and provided further, that Morgan Keegan shall not have notified the Fund in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date in any year thereafter that it does not desire such continuation. Morgan Keegan shall furnish the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof. This Agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party. In addition, this Agreement may be terminated immediately at any time for cause either by the Fund or Morgan Keegan. Any such termination shall not affect the rights and obligations of the parties under paragraphs 3 and 4. In the event that the Fund designates a successor to any of Morgan Keegan's obligations hereunder, Morgan Keegan shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data of the Fund established or maintained by Morgan Keegan hereunder and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Morgan Keegan's cognizant personnel in the establishment of books, records and other data by such successor. Historical records will be transferred in accordance with all then current laws and industry regulations.

7. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

8. MATTERS RELATING TO THE FUND AS A MASSACHUSETTS BUSINESS TRUST. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the trust property of the Fund. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Fund's Declaration of Trust.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                               MORGAN KEEGAN & COMPANY, INC.



                               By: /s/ Charles D. Maxwell
                                   ____________________________________
                                   Name:  Charles D. Maxwell
                                   Title:  Chief Financial Officer


                               REGIONS MORGAN KEEGAN SELECT FUNDS


                               By: /s/ J. Thompson Weller
                                   ____________________________________
                                     Name:  J. Thompson Weller
                                     Title:  Treasurer

                                    EXHIBIT A
                                    ---------


      THIS EXHIBIT A, dated as of December 1, 2007, is Exhibit A to that certain Fund Accounting Service Agreement between Morgan Keegan & Company, Inc. and Regions Morgan Keegan Select Funds


                                   PORTFOLIOS
                                   ----------


                Regions Morgan Keegan Select Mid Cap Growth Fund


                    Regions Morgan Keegan Select Growth Fund


                  Regions Morgan Keegan Select Core Equity Fund


                 Regions Morgan Keegan Select Mid Cap Value Fund


                     Regions Morgan Keegan Select Value Fund


                   Regions Morgan Keegan Select Balanced Fund


                 Regions Morgan Keegan Select Fixed Income Fund


         Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund


             Regions Morgan Keegan Select Treasury Money Market Fund


                 Regions Morgan Keegan Select Money Market Fund

                                    EXHIBIT B
                                    ---------


      THIS EXHIBIT B, dated as of December 1, 2007, is Exhibit B to that certain Fund Accounting Service Agreement between Morgan Keegan & Company, Inc. and Regions Morgan Keegan Select Funds


                                                               ANNUALIZED % OF
PORTFOLIO                                                     AVERAGE DAILY NET
                                                                   ASSETS
--------------------------------------------------------------------------------

Regions Morgan Keegan Select Mid Cap Growth Fund                   0.030%
Regions Morgan Keegan Select Growth Fund                           0.030%
Regions Morgan Keegan Select Core Equity Fund                      0.030%
Regions Morgan Keegan Select Mid Cap Value Fund                    0.030%
Regions Morgan Keegan Select Value Fund                            0.030%
Regions Morgan Keegan Select Balanced Fund                         0.030%
Regions Morgan Keegan Select Fixed Income Fund                     0.030%
Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund     0.030%
Regions Morgan Keegan Select Treasury Money Market Fund            0.030%
Regions Morgan Keegan Select Money Market Fund                     0.030%

Fund   Accounting   Fees  include  Daily   Valuation  and  Financial   Statement
Preparation.